Exhibit 99

FOR IMMEDIATE RELEASE

3M Reports Second Quarter Results

- Operating Income Margins Exceed 20 Percent on Sales of $5.7 Billion —

ST. PAUL, Minn. — July 23, 2009 - 3M (NYSE: MMM) today announced second-quarter earnings of $1.12 per share on sales of $5.7 billion, with operating income margins of 20.8 percent (a). Sales and per-share earnings declined 15.1 percent and 15.8 percent year-on-year, respectively. On a sequential basis, sales and per-share earnings increased 12.4 percent and 51.4 percent, respectively, and operating income margins improved by 5 percentage points. Free cash flow (h) conversion was 160 percent of net income, with strong contributions from reduced capital expenditures and lower inventory levels.

Excluding special items (b-e), net income was $843 million and earnings were $1.20 per share, down 14.9 percent and 13.7 percent, respectively. Operating income margins increased 50 basis points year-on-year to 22.6 percent. 3M’s Health Care and Consumer and Office businesses each delivered double-digit year-on-year profit improvements.

“We drove strong results in the second quarter, exceeding our own expectations for profits, sales and free cash flow,” said George W. Buckley, 3M chairman, president and CEO. “Operating discipline was key to the quarter, as discretionary spending was well-controlled and restructuring actions proceeded according to plan. 3M employees across the globe are undaunted in facing this recession, and I applaud their efforts.”

Buckley said that while sales were helped by improved demand for consumer electronics and respiratory products used to prevent the spread of the H1N1 virus, 3M’s sound operational strategy and early actions to address the recession were at the core of the strong Q2 performance.

“Our second-quarter results give us confidence in both our plan and in our ability to execute that plan,” Buckley continued. “While the exact shape and timing of the economic recovery is unknown, we will move ahead efficiently and energetically so that 3M emerges from the downturn an even stronger company.”

The company raised its 2009 sales expectations. 3M now expects 2009 organic sales volume to decline between 10 percent and 13 percent, versus a previous planning assumption of negative 11 percent to negative 15 percent. The company also expects 2009 full-year earnings to be in the range of $4.10 to $4.30 per share, versus a previous range of $3.90 to $4.30. All estimates quoted exclude special items.

Key Financial Highlights

Second-quarter worldwide sales totaled $5.7 billion, a year-on-year decrease of 15.1 percent. Local-currency sales including acquisitions decreased 9.4 percent, currency translation effects reduced sales by 5.5 percent and divestitures reduced sales by 0.2 percent.

Local-currency sales including acquisitions increased 2.2 percent in Health Care, but declined by 1.4 percent in Display and Graphics, 2.9 percent in Consumer and Office, 10.6 percent in Safety, Security and Protection Services, 15.3 percent in Industrial and Transportation and 23.8 percent in Electro and Communications. Excluding special items (b-e), second-quarter net income was $843 million, or $1.20 per share, versus $991 million, or $1.39 per share, in the second quarter of 2008. Net income and earnings per share decreased 14.9 percent and 13.7 percent respectively, excluding special items (b-e).

Business Segment Highlights

(Operating income and margin figures exclude special items (b-e))

Industrial and Transportation

•                  Sales of $1.7 billion, down 15.3 percent year-on-year in local currency, including a 3.3 percent benefit from acquisitions; currency impacts reduced sales by 5.4 percent.

•                  Positive local-currency growth in both the automotive aftermarket and renewable energy businesses.

•                  Double-digit declines in many served industries, most notably in automotive manufacturing, contributed to the sales decline.

•                  Operating income of $329 million, with strong margins of 19.1 percent.

•                  Sales and operating income improved by 9.2 percent and 67.2 percent, respectively, when compared to first quarter of 2009.

Health Care

•                  Sales of $1.1 billion, up 2.2 percent year-on-year in local currency, including 1.4 percent from acquisitions; currency impacts reduced sales by 7.1 percent.

•                  Positive local-currency growth in medical supplies, food safety and health information systems; oral care sales were flat in local currency.

•                  Drug delivery sales declined year-on-year but improved 13 percent sequentially.

•                  All major geographic regions posted positive local-currency sales growth.

•                  Operating income increased 10.8 percent to $344 million, with margins of 32.3 percent.

Consumer and Office

•                  Sales of $866 million, down 2.9 percent year-on-year in local currency, including 1.4 points of growth from acquisitions; currency impacts reduced sales by 4.9 percent.

•                  In local-currency terms, sales rose slightly in the home care products business and declined modestly in the do-it-yourself and stationery products businesses.

•                  Sales declined year-on-year at a double-digit rate in the office products business, impacted by slower corporate purchase activity, but increased 16 percent sequentially.

•                  Profits up 11 percent to $208 million, with strong operating margins of 24 percent.

Display and Graphics

•                  Sales of $808 million, down 1.4 percent year-on-year in local currency, including 4.2 points of growth from acquisitions; currency impacts reduced sales by 3.4 percent; sales rose 32 percent sequentially.

•                  Double-digit local-currency growth in traffic safety systems, driven by the October 2008 acquisition of FAAB-Fabricauto, a leading French manufacturer of reflective license plates, and due to a solid start to the road construction season; government stimulus beginning to have a positive impact, particularly in Asia.

•                  Optical film sales up 4 percent year-on-year and 52 percent sequentially, driven by new products for eco-friendly LCD displays along with overall improvement in LCD market volumes; significant factory productivity, yield improvements and fixed asset leverage helped to fund aggressive price reductions; profits up 18 percent year-on-year and up fourfold sequentially.

•                  Sales were down as expected in the commercial graphics business due to continued year-on-year weakness in global advertising spending; sales improved sequentially.

•                  Operating profits were up 9 percent to $201 million, and margins were 24.8 percent; profits more than tripled on a sequential basis.

Safety, Security and Protection Services

•                  Sales of $794 million, down 10.6 percent year-on-year in local currency; currency translation impacts reduced sales by 7.4 percent.

•                  Significant sequential sales increase in respiratory protection products, driven by recent H1N1 outbreak, which helped offset sales declines in the industrial channel.

•                  Profits down 13.2 percent to $181 million, with strong operating margins of 22.8 percent.

Electro and Communications

•                  Sales of $551 million, down 23.8 percent year-on-year in local currency; currency translation reduced sales by 3.7 percent.

•                  Sales heavily impacted by continued weak market conditions in telecom and commercial construction.

•                  Operating profits were down 51.7 percent to $74 million, with margins of 13.4 percent.

•                  On a sequential basis, sales increased 14.8 percent and profits more than tripled. All major businesses and geographies posted positive sequential sales and profit growth.

George W. Buckley and Patrick D. Campbell, senior vice president and chief financial officer, will conduct an investor teleconference at 9 a.m. Eastern Time (8 a.m. Central Time) today. Investors can access a Webcast of this conference, along with related charts and materials, at http://investor.3M.com.

Forward-Looking Statements

This news release contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) about the company’s financial results and estimates, business prospects, and products under development that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic conditions; (2) competitive conditions and customer preferences; (3) foreign currency exchange rates and fluctuations in those rates; (4) the timing and acceptance of new product offerings; (5) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (6) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (7) generating fewer productivity improvements than estimated; and (8) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2008 and its subsequent Quarterly Reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Risk Factors” in Part I, Item 1A (Annual Report) and in Part II, Item 1A (Quarterly Report). The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

About 3M

A recognized leader in research and development, 3M produces thousands of innovative products for dozens of diverse markets. 3M’s core strength is applying its more than 40 distinct technology platforms — often in combination — to a wide array of customer needs. With $25 billion in sales, 3M employs 75,000 people worldwide and has operations in more than 60 countries.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended June 30		Six-months ended June 30
	2009	2008	2009	2008
Net sales	$5,719	$6,739	$10,808	$13,202
Operating expenses
Cost of sales	2,977	3,510	5,749	6,846
Selling, general and administrative expenses	1,242	1,394	2,433	2,669
Research, development and related expenses	309	363	632	714
(Gain) loss on sale of businesses	—	23	—	23
Total operating expenses	4,528	5,290	8,814	10,252
Operating income	1,191	1,449	1,994	2,950
Interest expense and income
Interest expense	55	51	110	106
Interest income	(7)	(18)	(18)	(48)
Total interest expense (income)	48	33	92	58
Income before income taxes	1,143	1,416	1,902	2,892
Provision for income taxes	351	453	580	923
Net income including noncontrolling interest	$792	$963	$1,322	$1,969
Less: Net income attributable to noncontrolling interest	9	18	21	36
Net income attributable to 3M (a)	$783	$945	$1,301	$1,933
Weighted average 3M common shares outstanding – basic	696.8	702.1	695.2	704.3
Earnings per share attributable to 3M common shareholders – basic	$1.12	$1.35	$1.87	$2.74
Weighted average 3M common shares outstanding – diluted	700.3	712.0	698.1	714.6
Earnings per share attributable to 3M common shareholders – diluted (a)	$1.12	$1.33	$1.86	$2.70
Cash dividends paid per 3M common share	$0.51	$0.50	$1.02	$1.00

(a)          3M adopted SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements,” effective January 1, 2009, which, among other things, changed the presentation format and certain captions of the consolidated income statement and consolidated balance sheet. 3M uses the captions recommended by this standard in its consolidated financial statements such as “net income attributable to 3M” and “earnings per share attributable to 3M common shareholders—diluted.” However, in the preceding release 3M has shortened this language to “net income” and “earnings per share” (or a slight variation thereof), respectively.

3M Company and Subsidiaries

SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Millions, except per-share amounts)

(Unaudited)

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), the company also discusses non-GAAP measures that exclude special items. Operating income, net income attributable to 3M (hereafter referred to as “net income”), and diluted earnings per share attributable to 3M common shareholders (hereafter referred to as “diluted earnings per share”) are all measures for which 3M provides the reported GAAP measure and an adjusted measure (excluding special items). Special items are not in accordance with, nor are they a substitute for, GAAP measures. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company uses these non-GAAP measures to evaluate and manage the company’s operations. The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. The determination of special items may not be comparable to similarly titled measures used by other companies.

The reconciliation provided below reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures for the three-months and six-months ended June 30, 2009.

	Three-months ended			Six-months ended
	June 30, 2009			June 30, 2009
			Diluted			Diluted
			earnings			earnings
	Operating	Net	per	Operating	Net	per
	income	income	share	income	income	share
Reported GAAP measure	$1,191	$783	$1.12	$1,994	$1,301	$1.86

Special items:
Restructuring activities (b)	116	69	0.09	183	114	0.16
Gain on sale of real estate (c)	(15)	(9)	(0.01)	(15)	(9)	(0.01)
Adjusted Non-GAAP measure	$1,292	$843	$1.20	$2,162	$1,406	$2.01

(b)         During the first and second quarters of 2009, management approved and committed to undertake certain restructuring actions, which resulted in a pre-tax charge for the three-months and six-months ended June 30, 2009 of $116 million and $183 million, respectively. This charge related to employee-related liabilities for severance/benefits and other of approximately $103 million and fixed asset impairments of approximately $13 million for the three-months ended June 30, 2009. Employee-related liabilities for severance/benefits and other of approximately $164 million and fixed asset impairments of approximately $19 million were recorded for the six-months ended June 30, 2009. All business segments were impacted by these actions. These charges were recorded in cost of sales; selling, general and administrative expenses; and

research, development and related expenses, with these expenses totaling $68 million, $44 million and $4 million, respectively, for the three-months ended June 30, 2009, and totaling $85 million, $91 million and $7 million, respectively, for the six-months ended June 30, 2009.

(c)          In June 2009, 3M completed the sale of a New Jersey roofing granule facility and recorded a pre-tax gain of $15 million. This gain was recorded in cost of sales within the Safety, Security and Protection Services business segment.

The reconciliation provided below reconciles the non-GAAP operating income measure by business segment with the most directly comparable GAAP financial measure for the three-months and six-months ended June 30, 2009. As discussed in more detail later in the section entitled “Business Segments”, 3M made certain changes to its business segments in the first quarter of 2009. Segment information for all periods presented has been reclassified to reflect these changes.

	Three-months ended			Six-months ended
	June 30, 2009			June 30, 2009
OPERATING	Reported		Adjusted	Reported		Adjusted
INCOME BY	GAAP	Special	Non-GAAP	GAAP	Special	Non-GAAP
BUSINESS SEGMENT	measure	items	measure	measure	items	measure
Industrial and Transportation	$285	$44	$329	$459	$67	$526
Health Care	329	15	344	636	19	655
Consumer and Office	197	11	208	362	13	375
Safety, Security and Protection Services	183	(2)	181	308	2	310
Display and Graphics	183	18	201	243	24	267
Electro and Communications	67	7	74	88	10	98
Corporate and Unallocated	(32)	8	(24)	(65)	33	(32)
Elimination of Dual Credit	(21)	—	(21)	(37)	—	(37)
Total Operating Income	$1,191	$101	$1,292	$1,994	$168	$2,162

The reconciliation provided below reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures for the three-months and six-months ended June 30, 2008.

	Three-months ended			Six-months ended
	June 30, 2008			June 30, 2008
			Diluted			Diluted
			earnings			earnings
	Operating	Net	per	Operating	Net	per
	income	income	share	income	income	share
Reported GAAP measure	$1,449	$945	$1.33	$2,950	$1,933	$2.70

Special items:
Loss on sale of businesses (d)	23	32	0.04	23	32	0.05
Exit activities (e)	19	14	0.02	19	14	0.02
Adjusted Non-GAAP measure	$1,491	$991	$1.39	$2,992	$1,979	$2.77

(d)         In June 2008, 3M completed the sale of HighJump Software, a 3M company, to Battery Ventures, a technology venture capital and private equity firm. 3M received proceeds of $85 million for this transaction and recognized, net of assets sold, transaction and other costs, a pre-tax loss of $23 million in the second quarter of 2008 (recorded in the Safety, Security and Protection Services segment). This pre-tax loss was reported on a separate line of the Consolidated Statement of Income. 3M’s tax basis in HighJump Software was significantly lower than its book value, primarily related to the treatment of acquired goodwill. This resulted in a gain for tax purposes, which increased the provision for income taxes by $9 million.

(e)          In the second quarter of 2008, the Company recorded pre-tax charges of $19 million related to exit activities. These charges related to employee reductions at an Industrial and Transportation manufacturing facility located in the United Kingdom. These charges were recorded in cost of sales.

The reconciliation provided below reconciles the non-GAAP operating income measure by business segment with the most directly comparable GAAP financial measure for the three-months and six-months ended June 30, 2008.

	Three-months ended			Six-months ended
	June 30, 2008			June 30, 2008
OPERATING	Reported		Adjusted	Reported		Adjusted
INCOME BY	GAAP	Special	Non-GAAP	GAAP	Special	Non-GAAP
BUSINESS SEGMENT	measure	items	measure	measure	items	measure
Industrial and Transportation	$427	$19	$446	$919	$19	$938
Health Care	310	—	310	632	—	632
Consumer and Office	187	—	187	357	—	357
Safety, Security and Protection Services	186	23	209	382	23	405
Display and Graphics	185	—	185	373	—	373
Electro and Communications	153	—	153	302	—	302
Corporate and Unallocated	22	—	22	26	—	26
Elimination of Dual Credit	(21)	—	(21)	(41)	—	(41)
Total Operating Income	$1,449	$42	$1,491	$2,950	$42	$2,992

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET (f)

(Dollars in millions)

(Unaudited)

	Jun 30,	Dec. 31,	June 30,
	2009	2008	2008
ASSETS
Current assets
Cash and cash equivalents	$2,596	$1,849	$1,547
Marketable securities	378	373	455
Accounts receivable — net	3,456	3,195	3,943
Inventories	2,601	3,013	3,175
Other current assets	867	1,168	1,413
Total current assets	9,898	9,598	10,533
Marketable securities — non-current	307	352	775
Investments	106	111	128
Property, plant and equipment — net	6,899	6,886	6,919
Prepaid pension benefits (g)	39	36	1,453
Goodwill, intangible assets and other assets (g)	8,846	8,810	7,750
Total assets	$26,095	$25,793	$27,558

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$908	$1,552	$1,913
Accounts payable	1,243	1,301	1,658
Accrued payroll	615	644	659
Accrued income taxes	501	350	637
Other current liabilities	2,051	1,992	2,113
Total current liabilities	5,318	5,839	6,980
Long-term debt	5,172	5,166	4,095
Pension and postretirement benefits (g)	2,763	2,847	1,354
Other liabilities	1,621	1,637	2,227
Total liabilities	14,874	15,489	14,656
Total equity — net (g)	11,221	10,304	12,902
Shares outstanding
June 30, 2009: 698,320,662 shares
December 31, 2008: 693,543,287 shares
June 30, 2008: 698,990,402 shares
Total liabilities and equity	$26,095	$25,793	$27,558

(f)            Certain amounts in the prior years’ Consolidated Balance Sheet have been reclassified to conform to the current year presentation. As discussed in Note 1 in 3M’s Current Report on Form 8-K filed on May 13, 2009 (which updated 3M’s 2008 Annual Report on Form 10-K), 3M adopted SFAS No. 160 and FSP No. APB 14-1 effective January 1, 2009. These accounting pronouncements related to noncontrolling interest and convertible debt instruments, respectively, which both required retrospective application. In addition, 3M reclassified balance sheet amounts related to life insurance policies from investments to other assets and also reclassified current and non-current balance sheet amounts related to income taxes between deferred income taxes and accrued income taxes.

(g)         When comparing June 30, 2009 and December 31, 2008 to June 30, 2008 balance sheet amounts, the changes in 3M’s defined benefit pension and postretirement plans’ funded status, which is required to be measured as of each year-end, significantly impacted several balance sheet lines. This required annual measurement at December 31, 2008 decreased prepaid pension benefits’ assets by $1.7 billion, increased deferred taxes within other assets by $1.1 billion, increased non-funded pension and postretirement benefits’ long-term liabilities by $1.7 billion and decreased stockholders’ equity by $2.3 billion. Other pension and postretirement changes, such as contributions and amortization, also impacted these balance sheet captions.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Six-months ended June 30
	2009	2008
SUMMARY OF CASH FLOW:

NET CASH PROVIDED BY OPERATING ACTIVITIES	$2,161	$2,240
Cash flows from investing activities:
Purchases of property, plant and equipment	(454)	(632)
Acquisitions, net of cash acquired	(12)	(549)
Other investing activities	91	(286)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(375)	(1,467)
Cash flows from financing activities:
Change in debt	(640)	313
Purchases of treasury stock	(6)	(1,082)
Reissuances of treasury stock	225	217
Dividends paid to stockholders	(709)	(704)
Other financing activities	3	139
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(1,127)	(1,117)

Effect of exchange rate changes on cash	88	(5)

Net increase (decrease) in cash and cash equivalents	747	(349)
Cash and cash equivalents at beginning of period	1,849	1,896
Cash and cash equivalents at end of period	$2,596	$1,547

3M Company and Subsidiaries

SUPPLEMENTAL CASH FLOW AND

OTHER SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

(Unaudited)

	Six-months ended June 30
	2009	2008
NON-GAAP MEASURES
Free Cash Flow:
Net cash provided by operating activities	$2,161	$2,240
Purchases of property, plant and equipment	(454)	(632)
Free Cash Flow (h)	$1,707	$1,608

(h)         Free cash flow is not defined under U.S. generally accepted accounting principles (GAAP). Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the strength of the company and its ability to generate cash.

	June 30
	2009	2008
OTHER NON-GAAP MEASURES:
Net Working Capital Turns (i)	4.8	4.9

(i)             The company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

Sales Change Analysis
By Geographic Area

	Three-Months Ended June 30, 2009
	United States	Europe	Asia- Pacific	Latin America/ Canada	World- wide
Volume — organic	(14.8)%	(18.1)%	(5.8)%	(14.2)%	(13.5)%
Price	2.7	1.9	(2.5)	9.4	1.9
Organic local-currency sales	(12.1)	(16.2)	(8.3)	(4.8)	(11.6)
Acquisitions	2.0	4.1	0.5	1.1	2.2
Local-currency sales	(10.1)	(12.1)	(7.8)	(3.7)	(9.4)
Divestitures	(0.4)	(0.1)	—	—	(0.2)
Translation	—	(12.1)	(2.1)	(13.9)	(5.5)
Total sales change	(10.5)%	(24.3)%	(9.9)%	(17.6)%	(15.1)%

Worldwide
Sales Change Analysis
By Business Segment

	Three-Months Ended June 30, 2009
	Organic local- currency sales	Acqui- sitions	Local- currency sales	Divest- itures	Trans- lation	Total sales change
Industrial and Transportation	(18.6)%	3.3%	(15.3)%	—%	(5.4)%	(20.7)%
Health Care	0.8%	1.4%	2.2%	—%	(7.1)%	(4.9)%
Consumer and Office	(4.3)%	1.4%	(2.9)%	—%	(4.9)%	(7.8)%
Safety, Security and Protection Services	(11.1)%	0.5%	(10.6)%	(1.0)%	(7.4)%	(19.0)%
Display and Graphics	(5.6)%	4.2%	(1.4)%	—%	(3.4)%	(4.8)%
Electro and Communications	(24.3)%	0.5%	(23.8)%	—%	(3.7)%	(27.5)%

Sales Change Analysis

By Geographic Area

	Six-Months Ended June 30, 2009
				Latin
	United		Asia-	America/	World-
	States	Europe	Pacific	Canada	wide
Volume — organic	(17.0)%	(17.4)%	(15.3)%	(14.3)%	(16.4)%
Price	3.0	1.9	(2.0)	9.1	2.1
Organic local-currency sales	(14.0)	(15.5)	(17.3)	(5.2)	(14.3)
Acquisitions	3.2	4.3	0.7	2.0	2.7
Local-currency sales	(10.8)	(11.2)	(16.6)	(3.2)	(11.6)
Divestitures	(0.5)	(0.1)	—	(0.1)	(0.2)
Translation	—	(13.7)	(2.9)	(15.6)	(6.3)
Total sales change	(11.3)%	(25.0)%	(19.5)%	(18.9)%	(18.1)%

Worldwide

Sales Change Analysis

By Business Segment

	Six-Months Ended June 30, 2009
	Organic
	local-		Local-			Total
	currency	Acqui-	currency	Divest-	Trans-	sales
	sales	sitions	sales	itures	lation	change
Industrial and Transportation	(21.0)%	3.0%	(18.0)%	—%	(6.1)%	(24.1)%
Health Care	0.4%	1.7%	2.1%	—%	(8.4)%	(6.3)%
Consumer and Office	(3.6)%	2.1%	(1.5)%	—%	(5.9)%	(7.4)%
Safety, Security and Protection Services	(12.5)%	5.1%	(7.4)%	(1.6)%	(8.4)%	(17.4)%
Display and Graphics	(17.4)%	3.2%	(14.2)%	—%	(3.5)%	(17.7)%
Electro and Communications	(27.3)%	0.6%	(26.7)%	—%	(4.4)%	(31.1)%

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

Effective in the first quarter of 2009, 3M made certain product moves between its business segments in its continuing effort to drive growth by aligning businesses around markets and customers. There were no changes related to product moves for the Health Care segment, Display and Graphics segment or Electro and Communications segment, or 3M in total. The product moves between business segments are summarized as follows:

•                  Certain 3M window films, such as 3M™ Scotchtint™ Window Film for buildings and 3M™ Ultra Safety and Security Window Film for property and personal protection during destructive weather conditions, were previously part of the Building and Commercial Services Division within the Safety, Security and Protection Services business segment. These window films were transferred to the newly created Renewable Energy Division, which is part of the Industrial and Transportation business segment. The Renewable Energy Division consists of current 3M solar energy creation and management products and solutions, as well as products focused on the renewable energy markets. Renewable Energy’s portfolio includes various 3M products for solar energy production and solar energy management (such as window films) and also includes responsibility for wind, geothermal and biofuel oriented products. The preceding product moves resulted in an increase in net sales for total year 2008 of $152 million for Industrial and Transportation, which was offset by a corresponding decrease in net sales for Safety, Security and Protection Services.

•                  3M acquired Aearo Holding Corp., the parent company of Aearo Technologies Inc. (hereafter referred to as Aearo), in April 2008. Aearo manufactures and sells personal protection and energy absorbing products through both the Industrial and Consumer retail channels. The consumer retail portion of Aearo’s business manufactures and markets personal safety products, including safety glasses and hearing protectors, among other products, to the do-it-yourself consumer retail markets. The do-it-yourself retail market portion of 3M’s Aearo business (previously in the Occupational Health and Environmental Safety Division within the Safety, Security and Protection Services business segment) was transferred to the Construction and Home Improvement Division within the Consumer and Office business segment. The preceding product moves resulted in an increase in net sales for total year 2008 of $49 million for Consumer and Office, which was offset by a corresponding decrease in net sales for Safety, Security and Protection Services.

Also, during the first quarter of 2009, 3M changed its segment reporting measures to include dual credit to business segments for certain U.S. sales and related operating income. Management now evaluates each of its six operating business segments based on net sales and operating income performance, including dual credit U.S. reporting. This change was made to further incentivize U.S. sales growth. As a result, 3M now provides additional (“dual”) credit to those business segments selling products in the U.S. to an external customer when that segment is not the primary seller of the product. For example, certain respirators are primarily sold by the Occupational Health and Environmental Safety Division within the Safety, Security and Protection Services business segment; however, the Industrial and Transportation business segment also sells this product to certain customers in its U.S. markets. In this example, the non-primary selling segment (Industrial and Transportation) would also receive credit for the associated net sales it initiated and the related approximate operating income. The assigned operating income related to dual credit activity may differ from operating income that would result from actual costs associated with such sales. The offset to the dual credit business segment reporting is reflected as a reconciling item entitled “Elimination of Dual Credit,” such that sales and operating income for the U.S. in total are unchanged.  Segment information for all periods presented has been reclassified to reflect this new segment structure.

BUSINESS

SEGMENT

INFORMATION

(Millions)

	Three-months ended June 30		Six-months ended June 30
	2009	2008	2009	2008
NET SALES
Industrial and Transportation	$1,726	$2,178	$3,307	$4,360
Health Care	1,065	1,120	2,062	2,200
Consumer and Office	866	939	1,661	1,794
Safety, Security and Protection Services	794	979	1,488	1,800
Display and Graphics	808	849	1,419	1,724
Electro and Communications	551	760	1,031	1,495
Corporate and Unallocated	4	9	8	15
Elimination of Dual Credit	(95)	(95)	(168)	(186)
Total Company	$5,719	$6,739	$10,808	$13,202

OPERATING INCOME
Industrial and Transportation	$285	$427	$459	$919
Health Care	329	310	636	632
Consumer and Office	197	187	362	357
Safety, Security and Protection Services	183	186	308	382
Display and Graphics	183	185	243	373
Electro and Communications	67	153	88	302
Corporate and Unallocated	(32)	22	(65)	26
Elimination of Dual Credit	(21)	(21)	(37)	(41)
Total Company	$1,191	$1,449	$1,994	$2,950

For the three-months and six-months ended June 30, 2009, and June 30, 2008, refer to the preceding notes (b) - (e) and the preceding reconciliation of operating income by business segment for a discussion and summary of items that impacted reported business segment operating income.

Investor Contacts:	Matt Ginter	Media Contact:	Jacqueline Berry
	3M		3M
	(651) 733-8206		(651) 733-3611

Bruce Jermeland
3M
(651) 733-1807

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000